Exhibit 10.8

MASTER SERVICES AGREEMENT

Between

Alliance Automotive Research & Development (Shanghai) Co., Ltd.

And

Guangzhou WeRide Technology Co.,Ltd

1 / 21

Master Service Agreement

This Master Service Agreement (hereinafter as this “Agreement”) is executed by and between the following parties in Shanghai, and becomes effective on November 1, 2023 (“Effective Date”):

Party A: Alliance Automotive Research & Development (Shanghai) Co., Ltd.

Legal Representative/Responsible Person:

Address: *****

Contact: *****

E-mail: *****

Tel: *****

Party B: Guangzhou WeRide Technology Co.,Ltd.

Legal Representative/Responsible Person:

Address: *****

Contact: *****

E-mail: *****

Tel: *****

2 / 21

Party A and Party B are collectively referred to as the “Parties” and individually referred to as a “Party” hereinafter.

Based on the principles of good faith, equal cooperation, mutual benefits and development, through friendly negotiation, the Parties enter into the following annual services agreement to clarify the rights and responsibility of the Parties and the specific content of projects:

1	Scope of the Services

1.1

Within the term of this Agreement, Party A has the right to entrust Party B to provide and Party B agrees to provide Daily remote road test service & AD software update and maintenance (“Services”) to Party A. The detailed scope and content of the Services is specified in Appendix 1 hereof.

1.2	Party A maintains the rights of entrusting other agents to provide the same or similar services.

2	Purchase Order

2.1

Party A will inform Party B of the activity content and service requirements of the specific project when it has the service requirements of the specific project. Party B provides <Quotation> or <Proposal> (“Proposal”) according to Party A’s requirement, and states the details and standards of the specific project service content. After both Parties reach an consent on the Proposal, Party A shall send the <Purchase Order> attached with the <Quotation> or <Proposal> to Party B. After signing and confirming by the Party B, the <Purchase Order> is the effective legal document agreed by both parties on the specific project, which constitutes an integral part of this contract and is subject to the terms of this Agreement. The format of <Purchase Order> is specified in Appendix 2 hereof.

2.2

Party A has the right to adjust or cancel the service content, requirements and plans of specific projects at any time according to its needs. In such case, both Parties shall comply with the following:

(1)	Party A shall notify Party B of the adjustment or cancellation of specific items in writting;

(2)

Party B shall immediately take appropriate measures to implement Party A’s instructions, and both Parties shall work together to avoid or reduce relevant losses. The reasonable costs and expenses incurred by Party B before receiving Party A’s notice, which is proved to comply with this Agreement and/or relevant <Purchase Order > by Party B with sufficient materials, shall be borne by Party A;

3 / 21

(3)	Both Parties shall revise the <Quotation> or <Proposal> and the <Purchase Order> in written form by consensus.

2.3

Party B can only kick off the work after obtaining the instruction, confirmation or authorization from the authorized representative of Party A. The <Quotation> and (or) <Proposal> shall not take effect until being confirmed by the <Purchase Order>. For the instructions, confirmation and authorization issued by Party A through meeting, telephone, email, SMS or other means, Party B shall confirm in writing with the authorized representative of Party A again in the form of contact key notes, and shall be deemed as authorized by Party A after confirmed in writing by Party A.

3	Service Fee

3.1	Party A shall pay Party B the service fee for each project in accordance with the <Purchase Order> and follow the following arrangements:

3.2

Within 60 days before the commencement of a single project or within the period otherwise required by Party A, Party B shall make a quotation for the project, which is only the estimated amount of the cost of the single project.

3.3

After both Parties reach an agreement on the specific project service fee based on Party B’s quotation, Party A shall issue a <Purchase Order> providing service fee agreed by both Parties. The amount of service fee listed in the <Purchase Order> is the agreed price, and the content of project service listed in the project order shall not exceed the service scope specified in Appendix 1 of this Agreement.

3.4

After the completion of a single project, Party B shall provide a list of expenses, reports or other materials related to the performance of the project services according to Party A’s requirements. After Party A confirms that they meet the agreement and Party A’s requirements, both Parties shall negotiate and determine the actual price of the single project according to the actual expenses and the quality and effect of the project services. The service fee confirmed by both Parties shall be the actual final service fee, which shall be listed in the service confirmation letter issued by Party A to Party B. Party A shall confirm the quality and effect of the project service within 15 working days after receiving all materials of Party B’s single project. If Party A fails to respond to any comments within the time limit, it shall be deemed that Party A recognizes the service quality and effect of Party B’s project. The format of <Service Confirmation> is specified in Appendix 3 hereof

4 / 21

3.5

The <Service Confirmation> confirmed that the accepted service shall not exceed the service content agreed in the <Purchase Order>. The <Service Confirmation> can adjust the service workload, the number of deliverables and the total amount of service fee provided in the project order according to the actual situation, without modifying the pricing basis, pricing standard and price calculation method as agreed in the <Purchase Order>.

3.6	The above service fee is an all tax-inclusive price, including the cost of the third part.

3.7	This Agreement is a fixed unit price agreement, and the final service fee shall be settled according to the actual workload (research method, sample size, deliverables).

4	Payment

4.1

Invoice: For service fee of each project, Party B shall, within 5 days after receiving the <Service Confirmation> from Party A, issue a lawful and effective VAT special invoice according to the actual final fee amount listed in the <Service Confirmation>.

4.2

Payment period: Party A shall make the payment within 60 days (postponed to the first working day after the holidays in case of holidays) of receipt of the invoice. If Party B delays in providing legal and valid VAT special invoices, the payment period of Party A shall be postponed.

4.3

Retention of payment: If Party B violates the provisions of this Agreement and its appendixes, any <Purchase Order> under this Agreement, or other relevant documents constituting the supplement or revision of this Agreement, Party A has the right to withhold the corresponding payment and require Party B to take appropriate remedial measures.

5	Subcontracting

5.1

Party B may not entrust any third party (“Subcontractor”) to perform any Services hereunder without prior written content of Party A. Any Services performed by the Subcontractor will be deemed as the Services provided by Party B to Party A, and Party B shall take sole responsibility to Party A for such Services.

5 / 21

5.2

Party B shall enter into a written contract with or issue a letter of delegation to the Subcontractor and shall retain the original contract or letter of delegation, details of expense, instruments and other supporting documents related to the subcontracting and make them available for inspection by Party A. Party B agrees that Party A or Party A’s designated representative (Article 15 hereunder) shall have the right to conduct on-site inspection and audit to ensure the authenticity and reasonability of the supporting documents mentioned above. Party B agrees to provide Party A with adequate and effective assistance in such inspection and audit. Party A is only responsible to pay Party B for the Subcontractor expense (if any) based on authentic supporting materials. If Party B provides false supporting materials or the support materials provided by Party B are not corresponding to the real dealings, and as a result, the Subcontractor expense actually paid by Party A is beyond the actual amount, Party A shall have the right to terminate this Agreement immediately. No matter whether Party A cancels this Agreement or not, if Party A has completed the payment, Party A has the right to recover the corresponding overpaid Subcontractor’s expenses from Party B, and has the right to deduct the corresponding overpaid Subcontractor’s expenses from other payables. Party B shall indemnify Party A against any other losses incurred by Party A for such reasons. In the case of this clause, the VAT input tax generated between Party B and the Subcontractor shall be deducted from the tax (if any) collected by Party B from Party A.

5.3

With respect to other third parties (hereinafter referred to as “other third parties”) participating in specific projects other than Subcontractors, Party B shall cooperate with such third parties in specific projects, try its best to protect Party A from the impact of other third party’s mistakes, and remind and inform Party A in a timely manner when finding that the actions of other third parties may infringe Party A’s interests.

6	Representations and Warranties

6.1	Party A represents and warrants that:

(1)

It is a corporation duly established and validly existing under laws of the People’s Republic of China, with complete legal powers, rights and authorization to enter into this Agreement, and complies with the obligations of this Agreement;

(2)	It has obtained all the necessary and proper internal approvals for the execution and performance of this Agreement;

(3)	The representative has been fully authorized to sign this Agreement on behalf of Party A;

(4)

All materials, information and publications provided by Party A to Party B under this Agreement are free from plagiarism, theft, disclosure or other forms of infringement of any third party copyright or other intellectual property rights, trade secrets, data or other rights.

6.2	Party B represents and warrants that:

6 / 21

(1)

It is a corporation duly established and validly existing under laws of the People’s Republic of China, with complete legal powers, rights and authorization to enter into this Agreement, and complies with the obligations of this Agreement;

(2)	It has obtained all the necessary and proper internal approvals for the execution and performance of this Agreement;

(3)	The representative has been fully authorized to sign this Agreement on behalf of Party B;

(4)	To be efficient on the execution and performance of this Agreement, it has obtained all the necessary regulatory approvals;

(5)

All materials, information, creative working and publications provided by Party B (including those provided by the Subcontractor) to Party A under this Agreement are free from plagiarism, theft, disclosure or other forms of infringement of any third party’s copyright or other intellectual property rights, trade secrets, data or other rights. Party B should be responsible for the legality of all materials, information, creative working and publications provided by Party B (including those provided by the Subcontractor) and compensate Party A for all losses caused by the illegality of the above materials, creative working and publications;

(6)	Regarding any personnel injury and property losses arising out of or relating to the performance of obligations hereunder by Party B, Party B shall take sole responsibility;

(7)	It owns and shall continue to own during the term of this Agreement all the licenses, qualifications, permissions and/or approvals required for the services hereunder.

6.3

If the representations and warranties of any Party is proved to be misleading or untrue, such Party shall indemnify the other Party from and against any losses, damages, cost, expenses, responsibilities or claims suffered and incurred by the other Party.

7	Termination of Agreement

7.1	Party A shall be entitled to terminate this Agreement, for any reason or without any cause, upon one (1) month prior written notice to Party B, and doesn’t need to inform Party B of the reasons.

7.2

Upon occurrence of any of the following events to a Party (the “Defaulting Party”), the other Party may unilaterally terminate this Agreement by a written notice to such Defaulting Party with immediate effect:

(1)

The Defaulting Party fails to comply with any of the obligations, terms and conditions of this Agreement, and such failure is not cured within thirty (30) days after it has received a written notice from the other Party;

(2)

The Defaulting Party becomes insolvent or bankrupt, or is subject to the proceedings for liquidation or dissolution, or becomes unable to pay its debts as they become due or is dissolved in accordance with applicable laws.

7 / 21

7.3	Upon termination or cancellation of this Agreement for any reason, the Parties shall comply with the following provisions:

(1)

The obligations to the Defaulting Party that have occurred before the termination of this Agreement shall not be discharged due to the termination of this Agreement. If <Purchase Order> of this Agreement that has been confirmed by Party B during the validity period of this Agreement is not fulfilled at the expiration of the validity period of this Agreement, both Parties shall continue to fulfill the order in accordance with the terms of this Agreement.

(2)

Party B (i) shall no longer carry out any activity in the name of providing Services for Party A, and (ii) shall actively cooperate in the subsequent matters after the termination hereof, and (iii) shall return to Party A or submit to any party designated by Party A, within 30 days after termination, all the articles, materials and others which are under implementation or control of Party B, which belong to Party A, or are transferred to the Subcontractor through Party B, as well as all materials relating to the content of the Services.

(3)	Articles 7-18 shall not be affected by the termination of this Agreement and remain in effect.

8	Liability of Default

8.1

Upon the occurrence of any event of default or other violation of any obligation, liability, representation or warranty hereunder to the Defaulting Party, unless otherwise provided herein, the other Party shall be entitled to take one or more of the following measures:

(1)	requiring the Defaulting Party to continue the performance of this Agreement;

(2)	requiring the Defaulting Party to take proper remedies;

(3)	suspending the payment of relevant project

(4)	requiring the Defaulting Party to indemnify the non-defaulting Party for all losses.

8.2

In case of any default, if the Party who has not breached the contract doesn’t exercise or delays to exercise the above rights, it shall not be deemed as automatic waiver or waiver of the rights or compensation due to law.

8 / 21

9	Party A’s Property

9.1	For the purpose of this Agreement, Party A’s property shall include:

(1)	Party A’s property and information, such as drawings, molds, samples, specifications, data and the like, furnished to Party B or its Subcontractor to obtain the Services hereunder;

(2)

Any designs, drawings, molds, tooling, technical data/information, materials, equipment and others that Party B makes or buys from others exclusively for producing or providing the Services and charged to Party A shall become Party A’s property immediately upon the manufacture or procurement.

If possible, all the Party A’s property shall be marked as Party A’s property.

9.2	During the performance of each <Purchase Order>, Party B shall take the following responsibilities for Party A’s property

(1)	Party B shall use such property and information exclusively for the purpose of performing <Purchase Order>, and shall not duplicate or disclose to others;

(2)

Party B shall properly keep, use and maintain Party A’s property, and shall undertake the risk of damages to and loss of Party A’s property regardless of whether having delivered Party A’s property to any Subcontractor for use and keeping.

9.3	Upon the full performance or termination of <Purchase Order>,

(1)

If any of Party A’s property has been delivered to the Subcontractor for use and keeping, Party B shall be responsible to take effective measures to retrieve such Party A’s property from the Subcontractor;

(2)

Within 30 days upon full performance of <Purchase Order> or upon the termination hereof, all Party A’s property shall be returned to Party A in the same condition as received, allowing for reasonable wear and tear, except to the extent that such Party A’s property has been incorporated into Services delivered or consumed in the performance of <Purchase Order>.

9.4

In the case of any losses incurred on Party A’s property due to Party B’s failure to fulfill its obligations under this Article 9, Party A shall be entitled to deduct relevant losses from any amount payable to Party B.

9 / 21

10	Confidentiality

10.1

Both Parties agree that in order to promote and cooperate with the performance of this Agreement, Party A or its affiliates (collectively referred to as “the Disclosing party”) may disclose to Party B proprietary and confidential information, data and/or trade secrets in various forms that are owned by and valuable to the Disclosing Party. For the purpose of this Agreement, such information, data and/or trade secrets (including all such information, data and/or trade secrets provided prior to the date of this Agreement, collectively referred to as “Confidential Information”) may include, but are not limited to, the past, present or future research, development or business plans, financial information, customers, vendors, business of the Disclosing Party or a third party in the possession of the Disclosing Party with confidentiality obligations Information related to the information, intellectual property rights, business activities or systems of partners or employees (including but not limited to research or reports, software, memoranda, sketches, drawings, designs, data, know-how and other information in tangible or intangible forms), regardless of the form of their carriers. All above information, whether or not it is marked as secret at or after being disclosed, and whether it is made in writing (in any form) or orally, together with any backup, copy or abstract (no matter in what form and by whom or in what form), shall be regarded as Confidential Information.

10.2

All Confidential Information shall be owned as the property of the Disclosing Party. Party B shall not use any Confidential Information for purposes other than the delivery of deliverables and/or the provision of Services to Party A, and Party B shall keep such Confidential Information confidential and take all reasonable precautions to prevent unauthorized disclosure of such information to third parties or employees who do not need direct access to such Confidential Information for the purposes of this Agreement. Party B shall only disclose the Confidential Information to employees, Subcontractors, agents or professional consultants who need to have access to the Confidential Information for performing this Agreement, and shall ensure them to abide by the same confidentiality obligations as Party B shall abide by under this Agreement.

10.3

Upon termination or expiration of this Agreement, Party B shall, at Party A’s sole discretion, surrender to the Party A or delete all documents, data or software containing such Confidential Information or delete such Confidential Information from any relevant memory device, and shall cease to use such Confidential Information at the request of Party A.

10.4	The obligations of confidentiality shall not apply if:

(1)	the Confidential Information is generally known to the public at the time of its disclosure to Party B;

(2)	the Confidential Information becomes generally known to the public not due to Party B’s fault after its disclosure to Party B;

(3)	the Confidential Information was rightfully received by the receiving Party without obligation of confidentiality from a third party;

10 / 21

(4)

disclosure is required by law, court order, stock exchange or any governmental or regulatory authority, in case of such situation, Party B shall provide Party A with a draft of the disclosure and make necessary modifications to the extent permitted by law at Party A’s reasonable request.

10.5	This article is also applied to the situation when Party B disclose confidential information to Party A.

11	Data Processing

11.1

Party B shall process the data disclosed by Party A to Party B related to this Agreement (including collection, access, acquisition, storage, use, processing, transmission, provision, disclosure and deletion, collectively as “Processing”) in accordance with the Cybersecurity Law (《网络安全法》), Data Security Law (《数据安全法》), Personal Information Protection Law (《个人信息保护法》), Several Provisions on Automotive Data Security Management (for Trail Implementation) （《汽车数据安全管理若干规定（试行）》）and other applicable laws, regulations and/or standards, and based on and in accordance with the instructions of Party A. Party B shall not process Party A’s data without Party A’s written consent or outside the scope of Party A’s authorization, and Party B shall not misuse Party A’s data. The <Data Processing Compliance Statement> (“Compliance Statement”, if any) signed by Party B specifies the rules and requirements that Party B shall follow for the data processing activities. The Compliance Statement, as the Appendix to this Agreement, constitutes an integral part of this Agreement.

11.2

If Party B needs to disclose data to Party A and/or authorize Party A to process such data, including, without limitation, the personal information of Party B’s employee(s), Party B shall ensure that its data disclosure to Party A and/or entrusting Party A to process data shall comply with the Cybersecurity Law (《网络安全法》), Data Security Law (《数据安全法》), Personal Information Protection Law (《个人信息保护法》) and other applicable laws, regulations and/or standards. Party B shall ensure that the source of data is legitimate and the data processing entrusted by Party B to Party A will not infringe on the legitimate rights and interests of any third party, Party B shall fulfill all applicable obligations, which include but not limited to: (i) if the data contains personal information, Party B shall ensure that it has obtained the consent of the personal information or other lawful basis involved for providing the personal information to Party A and allows Party A to process such personal information (including the purposes, methods of processing, etc.); and (ii) if the data involves trade secrets, intellectual property rights and other legitimate rights and interests of third parties, Party B shall ensure that it has obtained the lawful and valid authorization of the relevant third parties. Party A has the right to terminate this Agreement immediately and require Party B to compensate Party A for any and all damages (if any) incurred by Party B’s violation or Party B’s probable violation of this clause.

11 / 21

11.3

Without limiting the generality of Article 8 of this Agreement, the Parties agree that Party B shall indemnify Party A against any and all losses as a result of Party B’s violation of this Section 11 (including but not limited to: (i) the compensation to the data subject or the other party in the legal proceedings claimed by such data subject or the other party against Party A; and (ii) the attorney fees, litigation and execution fees, etc. incurred in relevant civil and administrative procedures).

12	Intellectual Property Rights

12.1	Work Products

（1）

The intellectual property rights and ownership of all work products, including without limitation, designs (including but not limited to software and hardware designs), artwork, software, source code, brochures, manuals, products, procedures, drawings, notes, documents, information, materials, discoveries and inventions, etc. (collectively, the “Work Products”) exclusively made, conceived or developed in the performance of the <Purchase Order> by Party B independently or by the Parties jointly under this Agreement shall be decided by Party A to be jointly owned by affiliates of Party A, namely Nissan Motor Co., Ltd. (hereinafter referred to as ’NML’) and Renault s.a.s. (hereinafter referred to as ’Renault’), or solely owned by either NML or Renault. NML and/or Renault (or Party A in case of clause 12.1 (2) hereunder) shall have the right to utilize Work Products in any purpose, including without limitation, research and development, commercialization.

To avoid doubt, NML and/or Renault (or Party A in case of clause 12.1 (2) hereunder) shall have the right to file, prosecute and maintain application for Patent, registration of copyright, as well as any form of protection of Intellectual Property. Party B shall provide all necessary assistances (including executing necessary documents, etc.) to ensure NML and/or Renault (or Party A in case of clause 12.1 (2) hereunder) to obtain all the rights, ownerships and benefits of such Work Products.

12 / 21

（2）

The intellectual property rights and ownership of Work Products arising out of this agreement which cannot be co-owned by or transferred to NML and Renault due to regulatory restrictions, shall be solely owned by Party A. In such case, the Parties shall ensure that, NML, Renault, any of their Affiliates and/or any authorized licensees have the right to use and exploit any and all of the Work Products so created free of charge and without restriction to the fullest extent permitted by the applicable laws and regulations.

12.2	Marks

Party B is not licensed or otherwise authorized to use the trademarks, trade names and logos (collectively the “Marks”) of Party A, NML, Renault or Renault-Nissan Alliance except where such Marks constitute an inseparable part of any Work Products in connection with the Services to be delivered by Party B hereunder. The license of use of any Mark by Party B in any other manners or for any other purposes, if any, shall be subject to separate license agreements to be entered into by and between the Parties.

12.3	Warranty

Party B shall ensure that each Service and all Work Products provided by Party B in accordance with the plans agreed between Party A and Party B, shall:

(1)	not infringe the intellectual property rights or ownership or other lawful rights or interests of any third party;

(2)	not be defamatory, libelous, obscene or otherwise offensive; and

(3)	not violate any applicable laws or regulations.

12.4	Indemnification

Party B shall indemnify, defend and hold Party A, NML, Renault, any of their Affiliates and their respective personnel (“Party A Indemnified Parties”) harmless from and against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by Party A Indemnified Parties arising out of or in connection with any third-party claims or any action, adjudication or decision taken against Party A Indemnified Parties by any regulatory body, in each case directly or indirectly arising (in whole or in part) out of any breach by Party B of Article 12.3.

13 / 21

13	Independent Relationship

13.1

Party B shall always be considered as an independent services provider, shall act with full independence during the provision of all services, and not as an agent or trustee of Party A. Party B shall not be deemed as providing labor dispatch services to Party A. The Parties explicitly acknowledge and agree that, all Services provided hereunder shall be performed by Party B’s employees, and for no purpose shall Party B’s employees be deemed as Party A’s employees. Party B shall be responsible for the payment of its own expenses, salaries, employee welfares, all taxes, payments and withholdings provided in all applicable laws and regulations as well as relevant insurance expenses (including employee compensations).

13.2

Party B shall guarantee that there are legal and formal labor contracts with its employees. Party B shall pay salaries to the employees in accordance with applicable laws and regulation, timely pay all kinds of social insurance, Housing Provident Fund and other personal allowance.

13.3

Party A shall not be held responsible for any labor disputes between Party B and the employees of Party B. Party B shall bear full responsibility for any labor dispute that affects the implementation of Party A’s project.

14	Compliance with Applicable Laws

Party B is obligated not to engage in any fraud, embezzlement, insolvency crimes, violation of competition law, grant of illegitimate benefit, offering or accepting bribes or other illegal or criminal acts of corruption, and to resist any other act of corruption of Party B’s employees, authorized parties, or other third parties acting on behalf of Party B. If Party B violates this provision, Party A is entitled to immediately exit or cancel any ongoing transaction with Party B and cancel all negotiations, and Party B still obliged to comply with all laws and regulations applicable to itself and its business relationship with Party A.

15	Record and Inspection

During the term of this Agreement, and at least within five (5) years after the expiration or termination of this Agreement, or at least within five (5) years after the performance of all <Purchase Order> within this Agreement (whichever ends later), Party B shall keep all records with respect to the performance of this Agreement or involving Party A. These records shall be kept in accordance with generally accepted accounting practices and in a manner that facilitates auditing. At the request of Party A, these records shall be available for inspection by Party A or its designated third-party auditor (hereinafter referred to as “designated representative”) at least within five (5) years after the expiration or termination of this Agreement. Party B shall also require the third party entrusted by Party B to keep similar records reasonably, and such records can be reasonably inspected by Party A or its designated representative. Party B shall cooperate with Party A or its designated representative in such inspection. The audit or inspection activity shall comply with the relevant laws of privacy protection. Party B shall reimburse Party A for any overpayment found in the inspection inconsistent with this Agreement and the relevant audit fees confirmed by both Parties. If Party A’s overpayment is not found in the audit, the relevant audit costs shall be borne by Party A.

14 / 21

16	Governing Law and Dispute Resolutions

This Agreement shall be governed and interpreted by laws of the People’s Republic of China (for the purpose of this Agreement, excluding laws of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, “China”, “PRC” or “the People’s Republic of China”). In case of any dispute related to this Agreement, both Parties shall first resolve it through negotiation. If the dispute cannot be solved through negotiation within 60 days from the date of occurrence, each Party shall have the right to submit the dispute to Shanghai International Economic and Trade Arbitration Commission and the dispute shall be finally settled by in arbitration in Shanghai under the arbitration rules then of Shanghai International Economic and Trade Arbitration Commission in effect. The arbitration is final and binding on both Parties, and the arbitration fee shall be borne by the losing party.

17	Force Majeure

17.1

“Force Majeure Event” means an event that is unforeseeable, unavoidable and under insurmountable objective condition. Such events may include, but without limitation to, fire, flood, lightning, typhoon, earthquake or other nature disasters, explosions, war, riot, civil commotion, or government action. The Party affected by a Force Majeure Event shall promptly notify the other Party to mitigate the potential losses possibly incurred by the other Party and shall provide proof within 15 business days after the occurrence of the Force Majeure Event. The Party affected by a Force Majeure Event shall not be fully or partially responsible for its failure or delay to perform any obligation required under this Agreement as a result of any Force Majeure Event. The Parties specifically agree that strikes and labor disputes occurred to the Party whose performance is prevented or interfered with shall not be included in Force Majeure Events.

17.2

Each Party may terminate this Agreement in part or in whole without incurring any liability when the other Party is delayed or prevented from performing its obligation under this Agreement for more than 30 days due to a Force Majeure Event.

15 / 21

18	Notice

18.1

Any notices and other communications hereunder sent by each Party shall be in writing in the English and/or Chinese language and shall be delivered by hand or internationally recognized courier, or facsimile to or mail to the Parties at the addresses provided on the first page of this Agreement or other address specified by a Party in writting. Meeting notes and progress of the project shall be delivered by facsimile or email.

18.2	The effective delivery date of the notice will be determined according to the following methods:

（1）	In the case of delivery by hand, on the date of such delivery;

（2）	In the case of internationally recognized courier, on the date of three days after such document is handed on to the internationally recognized courier;

（3）	In case of facsimile transmission, on the date of 1 bank working day after issuance of the facsimile confirmation sheet.

18.3

In case of any change of contact information of either Party or other contact information specified in this Agreement, the other Party shall be informed in time, and the Party who fails to make such notification to the other Party in time shall bear the adverse consequences due to the change of contact information.

19	Miscellaneous

19.1	Term of Validity: This Agreement shall become effective upon the execution of the Parties, on the Effective Date specified in the beginning hereof, and shall remain effective until Oct 31, 2023.

19.2	Entire Agreement: This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior expressions, whether written or oral.

19.3	Amendment: This Agreement shall not be altered or modified without written consent or supplementary agreement achieved between both Parties.

19.4	Originals: This Agreement shall be executed in four (4) originals, each Party shall take two (2) originals, and each original shall have equal legal effect.

16 / 21

19.5

Authentic: The <Purchase Order> and <Service Confirmation> in this Agreement are equally authentic with the text of this Agreement. If there is any conflict or discrepancy between this Agreement and the <Purchase Order> and/or <Service Confirmation>, the following documents shall prevail in the priority order of: (1) the text of this Agreement and its amendment; (2) the Appendix and its amendment; (3) the <Purchase Order> or <Service Confirmation>.

[No body text in the rest of this page, signature page follows]

17 / 21

Signature Page of the Master Services Agreement

Alliance Automotive Research & Development (Shanghai) Co., Ltd. (Seal) Legal/Authorized Representative	Guangzhou WeRide Technology Co.,Ltd. (Seal) Legal/Authorized Representative

Signature: /s/ Sakamoto Hiroki Sakamoto Hiroki, President	Signature: /s/ Xu Han Han Xu, CEO

18 / 21

Appendix 1: Scope, Requirements and Standards of the Services

19 / 21

Appendix 2: Template of <Purchase Order>

20 / 21

Appendix 3: Template of <Service Confirmation>

21 / 21